FILED PURSUANT TO RULE NO. 424(b)(3)
PROSPECTUS SUPPLEMENT                                REGISTRATION NO. 333-43142
(To Prospectus dated January 29, 2002)




                             [LOGO OMITTED]




                        1,000,000,000 Depositary Receipts
                           Wireless HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated January 29, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

     The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:

                                                                                     Primary
                                                                        Share        Trading
                 Name of Company(1)(2)                   Ticker        Amounts       Market
     -----------------------------------------------    --------      ---------   ------------
     Aether Systems, Inc.                                AETH           1            NASDAQ
     AT&T Wireless Services                              AWE           40             NYSE
     Crown Castle International Corp.                    CCI            4             NYSE
     Deutsche Telekom AG *                                DT         18.4809          NYSE
     LM Ericsson Telephone Company *(1)                 ERICY          7.4           NASDAQ
     Motorola, Inc.                                      MOT           41             NYSE
     Netro Corporation, Inc.                             NTRO           1            NASDAQ
     Nextel Communications, Inc.                         NXTL          16            NASDAQ
     Nextel Partners, Inc.                               NXTP           4            NASDAQ
     Nokia Corp. *                                       NOK           23             NYSE
     Qualcomm Incorporated                               QCOM          13            NASDAQ
     Research In Motion Limited                          RIMM           2            NASDAQ
     RIF Micro Devices, Inc.                             RFMD           4            NASDAQ
     SK Telecom Co., Ltd. *                              SKM           17             NYSE
     Sprint Corporation--PCS Group **                    PCS           21             NYSE
     Telesp Celular Participacoes S.A. *                 TCP            3             NYSE
     United States Cellular Corporation                  USM            1             AMEX
     Verizon Communications                               VZ           17             NYSE
     Vodafone Group p.l.c. *                             VOD           21             NYSE
     Western Wireless Corporation                        WWCA           2            NASDAQ

     -----------------------------------------
     * The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

     ** The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

     (1) LM Ericsson Telephone Company announced a one-for-ten reverse stock split on its common stock. LM Ericsson Telephone Company began trading on a split-adjusted basis on October 23, 2002. As of October 25, 2002, the share amount of LM Ericsson Telephone Company represented by a round lot of 100 Wireless HOLDRS decreased to 7.4 shares from 74 shares.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2003.